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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   BERGGRUEN            NICHOLAS
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                        c/o Alpha Investment Management
                          499 Park Avenue, 24th Floor
--------------------------------------------------------------------------------
                                    (Street)

    New York                        New York                          10022
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   TARRANT APPAREL GROUP (NASDAQ: TAGS)
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   December 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                               [ ]   10% Owner
   [ ]   Officer (give title below)             [ ]   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          08/27/99       P               1,000       A      $15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/01/99       P               1,600       A      $15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/03/99       P               5,000       A      $15.50
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/08/99       P               4,000       A      $14.75   11,600         I         (1)
====================================================================================================================================
(1) All of such shares were purchased and are held of record by Alexander Enterprise; Mr. Berggruen is the investment advisor to
    Alexander Enterprise.  Mr. Berggruen disclaims any beneficial interest in such shares except to the extent of his pecuniary interest.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying      8.      ities     Secur-  of
                    Exer-                      Securities    Date              Securities         Price   Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)   of      ficially  Direct  direct
                    Price    Trans-    4.      or Disposed   Expiration Date   ----------------   Deriv-  Owned     (D) or  Bene-
1.                  of       action    Trans-  of (D)        (Month/Day/Year)             Amount  ative   at End    In-     ficial
Title of            Deriv-   Date      action  (Instr. 3,    ----------------             or      Secur-  of        direct  Owner-
Derivative          ative    (Month/   Code    4 and 5)      Date      Expira-            Number  ity     Year      (I)     ship
Security            Secur-   Day/      (Instr. ------------  Exer-     tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)     8)       (A)   (D)    cisable   Date     Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        $14.50   09/07/99  A        20,000       (2)       09/07/09 Common    20,000          20,000    D
(right to buy)                                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:

(2) The options first become exercisable in four equal installments of 5,000 shares on the first four anniversary dates of the grant date.


                             /s/ Nicholas Berggruen          February 14, 2000
                        ________________________________     _________________
                        **Signature of Reporting Person             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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